Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of A SPAC II Acquisition Corporation (the “Company”) on Form S-1 (Registration No. [333-]) of our report dated February 7, 2022, (except for Note 8, as to which the date is March 25, 2022) which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of December 31, 2021 and for the period from June 28, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

March 25, 2022

www.marcumbp.com